UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 12, 2019

Qumu Corporation

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-20728	41-1577970
(Commission File Number)	(I.R.S. Employer Identification No.)

510 1st Avenue North, Suite 305
Minneapolis, MN	55403
(Address Of Principal Executive Offices)	(Zip Code)

(612) 638-9100

Registrant’s Telephone Number, Including Area Code

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01	QUMU	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934. [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Items under Sections 2 through 7 are not applicable and are therefore omitted.

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On November 12, 2019, Qumu Corporation (the “Company”) repaid in full its obligations under that certain term loan credit agreement dated January 12, 2018 with ESW Holdings, Inc., as administrative agent and lender (the “Credit Agreement”). The Credit Agreement, and a related Guaranty and Collateral Agreement dated January 12, 2018 among the Company, certain of its subsidiaries and ESW Holdings, Inc., were each terminated in accordance with their terms on November 12, 2019. In connection with the termination of the Credit Agreement and Guaranty and Collateral Agreement, ESW Holdings, Inc. released its security interest in the Company’s properties, rights and assets (including its equity interests in its subsidiaries).

To fund the repayment of the Credit Agreement obligations, the Company used approximately $4.8 million of the approximately $8.2 million in net proceeds, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company, from the Company’s underwritten public offering of 3,652,000 shares of its common stock that closed on November 12, 2019.

ITEM 8.01	OTHER EVENTS.

On November 13, 2019, the Company issued a press release announcing the November 12, 2019 closing of the underwritten public offering and the Company’s repayment of its obligations under the Credit Agreement, a copy of which is attached as Exhibits 99.1 hereto and incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
99.1	Press Release issued by Qumu Corporation on November 13, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QUMU CORPORATION

	By:	/s/ David G. Ristow
David G. Ristow
Chief Financial Officer

Date: November 13, 2019